Exhibit 10.7

March 31, 2017

Chen Schor

Dear Mr. Schor:

This letter agreement (the “Agreement”) confirms our agreement regarding your employment with resTORbio, Inc. (the “Company”) and shall be effective as of the date first written above.

1. Employment Period. Your employment under this Agreement will commence on April, 4, 2017 (the “Start Date”) and continue until terminated in accordance with Section 5 (the “Employment Period”). You will be employed on an at-will basis, which means that you may resign and the Company may terminate your employment at any time for any reason or for no reason.

2. Position and Duties. During the Employment Period, you will be employed by the Company in accordance with the terms and conditions set forth herein on a full-time basis as its President and Chief Executive Officer, and in such capacity you agree to perform all duties that are required by your position and such other duties as may reasonably be assigned to you from time to time by the Board of Directors (the “Board”) of the Company that are consistent with your position. During the Employment Period, you shall report to the Board. You agree that you will devote your full business time to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities. During the Employment Period, you shall be free to serve as a director of other corporations so long as such activities do not interfere with your duties under this Agreement.

3. Compensation and Benefits. During the Employment Period, as compensation for all services performed by you for the Company, the Company will provide you the following pay and benefits:

(a) Base Salary. The Company will pay you a base salary at the rate of $361,000.00 per year, less required withholding, payable in accordance with the regular payroll practices of the Company, and subject to increase by the Board in its discretion (“Base Salary”). The board of directors of the Company will consider in good faith appropriate annual increases to your salary, consistent with market. Notwithstanding the foregoing, your then current Base Salary shall be increased by no less than 5% immediately no later than the earlier of your eligibility for the SP2 bonus described in Section 3(c)(iii) below or the second anniversary of the Start Date.

(b) Annual Bonus Compensation. During your employment with the Company, you will be considered annually for a bonus targeted at 40% of your Base Salary subject to achieving reasonably obtainable Company and individual performance targets set by you and the Board each year. Any such bonus is entirely discretionary in nature and subject to the rules of the cash bonus scheme, which may be varied from time to time. Any bonus due hereunder will be payable by March 15th of the fiscal year that begins immediately following the fiscal year for which the bonus was earned. Your annual bonus eligibility will commence with your start date and be pro-rated for any partial year of service. Notwithstanding the foregoing, for the period of January 1, 2017 to the Start Date you will be eligible for a bonus targeted at 40% of your current Base Salary, which such bonus shall be subject to the same restrictions and payable at the same time as your annual bonus for the 2017 fiscal year. No payment will be made under any annual cash bonus scheme if, on or before the payment date, you have given notice of termination of employment or you are no longer employed by the Company, except as set forth in Section 5(a) below.

(c) Additional Bonuses. In addition to your annual bonuses, you also shall be eligible for the following bonuses, each of which shall be payable only once if earned:

(i) FPD Bonus. $18,000 payable within 30 days after the first subject is dosed in a Phase II study following pre-IND meeting or call with the U.S. Food and Drug Administration (or written feedback to a pre-IND briefing book from the FDA) and as long as such dosing of subject per this paragraph occurs by the first anniversary of the Start Date.

(ii) FSFIA Bonus. $18,000 payable within 30 days after the Company enrolls the first subject following interim analysis review by committee defined by the Phase II study protocol and as long as such subject per this paragraph was enrolled by the second anniversary of the Start Date.

(iii) SP2 Bonus. $36,000 payable within 30 days after the Company achieves the primary end point with a p value equal to or less than 0.05 in a Phase II study as long as such achievement occurs by the third anniversary of the Start Date. In the event that the bonuses described in Sections 3(c)(i) and (ii) above have not been earned at the time this bonus is earned and becomes due, then you shall receive those bonuses at the same time.

(d) Participation in Insurance and Employee Benefit Plans. During the Employment Period, you will be entitled to participate in all employee benefit plans in effect for employees of the Company generally. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The benefits made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice. The Company shall maintain Directors and Officers Liability insurance coverage with commercially reasonable terms during the Employment Period.

(e) Vacations. During the Employment Period, you will be entitled to four (4) weeks of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you will determine, subject to the business needs of the Company as reasonably determined by the Board, with one (1) weeks of carry-forward of unused vacation time from one year to the next.

(f) Business Expenses. During the Employment Period, the Company will pay or reimburse you for all reasonable out of pocket business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as it may specify from time to time.

4. Confidential Information and Restricted Activities.

(a) Confidential Information. During the Employment Period, you will learn of confidential information and you may develop confidential information on behalf of the Company. In addition, you understand that the Company will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. As a condition to your employment with the Company, you are required to execute on the date hereof a Non-Disclosure Agreement in the form attached hereto as Exhibit A setting forth the policies and procedures of the Company for protecting confidential information and Third Party Information. You understand that the restrictions set forth therein will continue to apply after your employment terminates regardless of the reason for such termination.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, embodying or containing confidential information or Third Party Information, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you will be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company at the time your employment terminates, or at such earlier time or times as the Board, or its designee may specify, all Documents then in your possession or control.

(c) Non-Competition Restrictions. You agree that the following restrictions on your activities during and after your employment are necessary and reasonable to protect the goodwill, confidential information and other legitimate interests of the Company from unfair competition:

(i) During the Employment Period and for 6 months after the Employment Period ends for any reason (the “Restricted Period”), you will not, directly or indirectly, on behalf of any individual or entity other than the Company, perform services in any capacity (whether as an owner, employee, partner, independent contractor or otherwise, whether with or without compensation) directly or indirectly in all or any portion of any business that the Company conducts or is developing (the “Business”) as of the date of such termination; provided, however, that ownership of less than 5% of the outstanding stock of any publicly traded company will not by itself be deemed to be a violation of this provision.

(ii) During the Restricted Period, you will not directly or indirectly, and will not assist directly or indirectly any other Person to (A) solicit, hire or engage in any capacity any employee of the Company (or any Person who was an employee of the Company within 6 months of the date of your termination) or solicit or seek to persuade any employee of the Company to discontinue such employment, or (B) call on, solicit, induce, influence or encourage any customer of the Company or independent contractor providing services to the Company to terminate or diminish its relationship with the Company.

(d) Inventions and Patents; Third Party Information. Any discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which you create, make, conceive or reduce to practice, either alone or jointly with others, during your employment by the Company, whether or not during normal working hours or on the premises of the Company or an affiliate (all of which are collectively referred to in this Agreement as “Developments”), will be works-made-for-hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such Developments will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to you whatsoever. You will, from time to time, as may be requested by the Company and at the Company’s expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the Developments that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This Section 4(d) is subject to, and will not be deemed to limit, restrict or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being your employer.

(e) You agree not to incorporate any discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which were created, made, conceived or reduced to practice by you prior to your employment by the Company and which are owned by you, which relate directly or indirectly to the current or anticipated future business of the Company (collectively, “Prior Developments”) into any Company product, material, process or service without prior written consent of an officer of the Company. If you do incorporate any Prior Development into any Company product, material, process or service, you hereby grant to the Company a non-exclusive, worldwide, perpetual, transferable, irrevocable, royalty-free, fully-paid right and license to make, have made, use, offer for sale, sell, import, reproduce, modify, prepare derivative works, display, perform, transmit, distribute and otherwise exploit such Prior Development and to practice any method related thereto.

(f) Cooperation. You agree to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment to the extent the Company pays all Company-approved expenses you incur and reasonable hourly consulting fees in connection with such cooperation.

5. Termination of Employment. Your employment under this Agreement and the Employment Period may only be terminated as set forth in this Section 5.

(a)	Termination by the Company for Cause or by You for Good Reason.

(i) Cause. The Company may terminate the Employment Period and your employment at any time, with or without Cause. The following, as determined by the Board in its reasonable judgment, will constitute “Cause” for termination: (A) your breach of any material provision of this Agreement and the continuation such breach for a period of 30 days after written notice to you of such breach and a request for reasonable cure or other appropriate corrective action; or (B) engagement in theft, embezzlement, fraud, dishonesty or misappropriation of any of the Company’s property.

(ii) Good Reason. You may terminate the Employment Period and your employment with or without Good Reason. “Good Reason” shall be deemed to exist if any of the following conditions occur without your consent: (A) a material reduction of your Compensation or Benefits; (B) a material adverse change of your title, authority, duties, or responsibilities; or (C) the relocation of your principal place of employment more than 50 miles from its current location; provided, however, that in each case you provide written notice to the Company within 90 days of the event constituting Good Reason of your intention to terminate your employment for Good Reason. Such termination shall be effective 30 days from the Company’s receipt of such notice if the Company has not fully cured such act(s) or failure(s) within 15 days from the Company’s receipt of such notice.

(iii) Payments in the Event of Termination without Cause by the Company, and Termination by You for Good Reason. If your employment is terminated by the Company without Cause in accordance with Section 5(a)(i), including without limitation any termination without Cause before or following a “Change of Control”, as defined below, or you terminate your employment for Good Reason in accordance with Section 5(a)(ii), you will be entitled to: (A) your Accrued Obligations, as defined below, and (B) a lump sum payment equal to six (6) months of your then current Base Salary if such termination occurs within the first twelve (12) months of your employment or, if such termination occurs thereafter, a lump sum payment equal to twelve (12) months of your then current Base Salary (the “Base Severance Amount”); and (C) continued coverage under the Company’s health and dental plans on the same terms as prior to such termination until the earlier of (x) the expiration of the period for which you receive severance pursuant to Section 5(a)(iii)(B), and (y) the date you commence new employment which offers health coverage that would disqualify you from continued COBRA coverage pursuant to law. Payment of the Base Severance Amount and health insurance continuation pursuant to this Section 5(a)(iii) is contingent upon your execution and non-revocation of a general release of claims in favor of the Company in form reasonably satisfactory to the Company. The Base Severance Amount shall be paid in accordance with the Company’s normal payroll procedures.

If your employment is terminated by the Company without Cause following Change of Control or you terminate your employment for Good Reason following Change of Control then you will be eligible to your Annual Bonus Compensation pro rated for partial years of service.

(iv) Once the release required by Section 5(a)(iii) is executed and delivered, then the following will apply to the payments required under this Section 5:

(A) Any such cash payment to be provided that is not nonqualified deferred compensation subject to Section 409A will commence or be made upon the first regularly scheduled payroll date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”).

(B) Any such cash payment to be provided that is nonqualified deferred compensation subject to Section 409A will commence or be made upon the sixtieth (60th) day following your termination of employment.

The first cash payment made pursuant to this Section 5(a)(iv), if any, will include payment of all amounts that otherwise would have been due prior to the Release Effective Date under Section 5 had such payments commenced immediately upon your termination of employment; and any payments made thereafter will continue as otherwise provided herein.

(b) Termination by Death or Disability. Your employment will automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement notwithstanding the provision of any reasonable accommodation, the Company will continue to pay your Base Salary (upon exhaustion of any available sick time and if you are not then eligible for short term or long term disability benefits) in accordance with normal payroll practices of the Company and will continue to provide you benefits in accordance with Section 3(d) above, to the extent permitted by plan terms, for up to ninety days of disability during any period of 365 consecutive calendar days. If you are unable to return to work after 90 days of disability, the Company may terminate your employment, upon notice to you. If any question will arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company, you will, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled and such determination will for the purposes of this Agreement be conclusive of the issue. In the event of termination of your employment by reason of death or disability in accordance with this Section 5(b), the Company (i) will pay you or your estate your Accrued Obligations.

(c) All Other Methods of Termination. In the event of termination of your employment by the Company for Cause, or by you without Good Reason, the Company (i) will pay you your Accrued Obligations and will have no obligation to pay you severance benefits.

6. Matters Related to Termination.

(a) Benefit Plan Termination. Except for any right you may have under the federal law known as “COBRA”, applicable state law, or this Agreement to continue participation in the Company’s group health and dental plans, benefits will terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

(b) Survival. Provisions of this Agreement will survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 4 of this Agreement. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other will cease, except as otherwise expressly provided in this Agreement.

7. Definitions. For purposes of this Agreement, the following definitions will apply:

“Accrued Obligations” means (i) any Base Salary earned but not paid through the date of termination; (ii) any compensation deferred by you prior to your termination of employment and not paid by the Company (all of which will be paid in accordance with the terms of and at the time provided in the underlying deferral arrangement); (iii) any amounts or benefits owing to you under the then applicable benefit plans of the Company; (iv) any of the Additional Bonuses earned, that have not been paid prior to the date of termination; and (v) any amounts owing to you for reimbursement of expenses.

“Change of Control” means any of the following: (i) a merger or consolidation of the Company with or into any other corporation or other entity in which the Company is not the surviving entity; (ii) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets; (iii) the acquisition by any person or any group of persons, acting together in any transaction or related series of transactions, of such quantity of the Company’s voting securities as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the voting securities of the Company; or (iv) the liquidation or dissolution of the Company.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and the regulations and guidance issued thereunder.

8. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to its choice of law provisions). Each of the parties agrees that any dispute between the parties will be resolved only in the state or federal courts of the Commonwealth of Massachusetts.

9. Representations. You represent and warrant to the Company that you are not subject to any contract, agreement, judgment, order or decree of any kind, or any restrictive agreement of any character, that restricts your ability to perform your obligations under this Agreement or that would be breached by you upon your performance of your duties pursuant to this Agreement.

10. Withholding. All payments made by the Company under this Agreement will be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

11. Assignment. This Agreement will inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and assigns. You may not assign this Agreement without the prior written consent of the Company.

12. Miscellaneous.

(a) This Agreement sets forth your entire agreement with the Company and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and the Board or an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

(b) Notwithstanding any other payment schedule provided herein, if you are identified on the date of termination as a “specified employee” within the meaning of Section 409A(a)(2)(B), then any payment that is considered nonqualified deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and payable on account of a “separation from service,” will be made on the date that is the earlier of (A) the expiration of the six (6)-month period beginning on the date of your “separation from service”, and (B) your death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this subsection (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid to you in a lump sum, and all remaining payments due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

(c) For purposes of Section 409A, your right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

(d) Notwithstanding any other provision in this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “Non-Qualified Deferred Compensation” for purposes of Section 409A be subject to offset by any other agreement unless otherwise permitted by Section 409A.

13. Severability. If any provision of this Agreement is illegal, invalid or unenforceable for any reason whatsoever, such provision will be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement with the remaining provisions of this Agreement remaining in full force and effect and unaffected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

14. Notices. Any notices provided for in this Agreement will be in writing and will be effective immediately when delivered in person or three days after such notice is deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention Board or to such other address as either party may specify by notice to the other actually received.

15. Defend Trade Secrets Act of 2016 Notice. Notwithstanding any provision in this Agreement, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, provided that the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order.

* * * * *

If the foregoing is acceptable to you, please sign this letter in the space provided below. At the time you sign and return it this letter will take effect as a binding agreement between you and the Company on the basis, and subject to the conditions, set forth above. The enclosed copy is for your records.

Sincerely yours,

resTORbio, Inc.

By:	/s/ David Steinberg
Name: David Steinberg
Title: Board Member

Accepted and Agreed:

/s/ Chen Schor
Chen Schor

Date: March 31, 2017

[Signature Page to Employment Letter]

Exhibit A

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (this “Agreement”) is made as of this      day of             , 2017 by and between resTORbio, Inc., a Delaware corporation (hereinafter referred to collectively with its Affiliates as the “Company”), and Chen Schor (the “Employee”).

The Company desires to employ the Employee to provide services to the Company. In consideration of the employment or the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1. Condition of Employment.

The Employee acknowledges that Employee’s employment and/or the continuance of that employment with the Company is contingent upon Employee’s agreement to become a party to and adhere to the provisions of this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information and the proprietary and confidential information of its Affiliates is critical to the survival and success of the Company’s business.

2. Proprietary and Confidential Information.

a. The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s or any Affiliate’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company (or any person or entity designated by the Company). By way of illustration, but not limitation, Proprietary Information may include discoveries, ideas, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), computer software code, computer games, customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company or any Affiliate, and the names of, contact information of, and any other data concerning, existing and prospective Affiliates and existing and prospective investors of such Affiliates. The Employee shall not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of Employee’s duties as an employee of the Company) without written approval by an officer of the Company, either during or after Employee’s employment with the Company. The Employee shall use the Employee’s best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

b. The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which shall come into Employee’s custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of Employee’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of Employee’s employment for any reason. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

c. The Employee agrees that Employee’s obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and Employee’s obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property of Affiliates, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

3. Scope of Disclosure Restrictions.

Nothing in this Agreement or elsewhere prohibits the Employee from reporting possible violations of state or federal law or regulation to any government agency, regulator, or legal authority, or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Employee is not required to notify the Company that the Employee has made any such reports or disclosures; provided, however, that nothing herein authorizes the disclosure of information the Employee obtained through a communication that was subject to the attorney-client privilege, unless disclosure of the information would otherwise be permitted by an applicable law or rule. Further, pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

4. Non-Disparagement.

The Employee shall not, either during Employee’s employment with the Company or thereafter, make or encourage others to make any statement or release any information that is intended to, or reasonably could be foreseen to, disparage, defame or embarrass the Company or any of its Affiliates or their respective employees, officers, directors, partners, members or stockholders.

5. Miscellaneous.

a. Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

b. Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to the Affiliates and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

c. Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue Employee’s employment for any period of time and does not change the at-will nature of Employee’s employment.

d. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by Employee. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any Affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

e. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

f. Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

g. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

h. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in Employee’s duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

i. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

WITNESS our hands and seals:

RESTORBIO, INC.	ACKNOWLEDGED AND AGREED:

By:

Name: David Steinberg	Chen Schor
Title: Board Member